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                                                            Exhibit 11

          UAL Corporation and Subsidiary Companies
     Calculation of Fully Diluted Net Earnings Per Share
               (In Millions, Except Per Share)

                                    Three Months       Nine Months
                                       Ended              Ended
                                    September 30      September 30
                                    1997    1996      1997    1996
                                    ----    ----      ----    ----
Earnings:
 Earnings before preferred
  stock transactions, distributions
  on preferred securities and
  extraordinary item               $ 580   $ 347     $ 930   $ 580
 Preferred stock dividends           (19)    (15)      (57)    (47)
 Interest on convertible
  debentures                           -       -         -       3
                                    ----    ----      ----    ----
 Earnings before preferred
  stock transactions, distributions
  on preferred securities and
  extraordinary item for fully
  diluted calculation                561     332       873     536
 Preferred stock transactions          -       -         -     (21)
 Distributions on preferred
  securities                          (1)      -        (4)      -
 Extraordinary loss on early
  extinguishment of debt               -      (7)        -     (66)
                                    ----    ----      ----    ----
 Net earnings for fully
  diluted calculation              $ 560   $ 325     $ 869   $ 449
                                    ====    ====      ====    ====
Shares:
 Average number of shares of
  common stock outstanding
  during the period                 59.6    58.2      59.2    55.3
 Additional shares assumed
  issued at the beginning of
  the period (or at the date of
  issuance) for conversion of
  preferred stock                   37.3    25.6      34.4    22.5
 Additional shares assumed
  issued at the beginning of the
  period for conversion of
  convertible debentures               -       -         -     2.9
 Additional shares assumed issued
  at the beginning of the period
  (or at the date of issuance) for
  exercises of dilutive stock
  options and stock award plans
  (after deducting shares assumed
  purchased under the treasury stock
  method)                            2.9     2.6       2.7     2.4
                                    ----    ----      ----    ----
 Average number of shares for
  fully diluted calculation         99.8    86.4      96.3    83.1
                                    ====    ====      ====    ====
Fully diluted per share amounts:
 Earnings before preferred
  stock transactions and
  extraordinary item               $ 5.61  $ 3.85    $ 9.01  $ 6.45
 Preferred stock transactions,
  net of tax                            -       -         -   (0.25)
 Extraordinary loss on early
  extinguishment of debt,
  net of tax                            -   (0.08)        -   (0.80)
                                     ----    ----      ----    ----
 Net earnings                      $ 5.61  $ 3.77    $ 9.01  $ 5.40
                                     ====    ====      ====    ====

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